EXHIBIT 3.5

                              BIOMUNE SYSTEMS, INC.

                      DESIGNATION OF RIGHTS AND PREFERENCES
                                       OF
               SERIES D 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Pursuant to the authority vested in the Board of Directors of Biomune Systems, Inc., a Nevada corporation (the "Corporation"), in its Articles of Incorporation and as permitted by Title 7, Chapter 78 of the Nevada Revised Statutes, the Corporation's Board of Directors does hereby establish a series of the Corporation's Preferred Stock designated as Series D 8% Cumulative Convertible Non-Voting Preferred Stock as follows:

     1. Designation and Number of Shares.

     A series of the Corporation's Preferred Stock is hereby established, to be designated and known as "Series D 8% Cumulative Convertible Non-Voting Preferred Stock" (hereinafter referred to as the "Series D Preferred Stock"), consisting of six thousand (6,000) shares of the authorized and unissued shares of the Corporation's Preferred Stock, $0.0001 par value per share. The Corporation shall from time to time, in accordance with the laws of the State of Nevada, increase the number of shares of its Common Stock, $0.0001 par value per share, if at any time the number of shares of the Corporation's Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series D Preferred Stock as provided herein.

     2. Dividends.

     Subject to the rights of the Corporation's Series A 10% Cumulative Convertible Preferred Stock and the Corporation's Series B 10% Cumulative Convertible Stock, the holders of shares of Series D Preferred Stock shall be entitled to receive an annual dividend out of any of the Corporation's assets legally available therefor, after the dividends due and payable on the Series A 10% Cumulative Convertible Preferred and the Series B 10 Cumulative Convertible Preferred Stock, but prior and in preference to any declaration or payment of any dividend on the Common Stock of the Corporation, at the rate of eight percent (8%) per annum per share of Series D Preferred Stock. Dividends will be paid to holders of record of shares of Series D Preferred Stock as they appear on the books and records of the Corporation on such record dates not less than ten (10) days, nor more than sixty (60) days preceding the payment dates thereof, as may be fixed by the Board of Directors of the Corporation. Dividends shall be fully cumulative and shall accrue from the date of original issuance of the Series D Preferred Stock. Except as described below, no dividends shall be paid or declared and set apart for payment on any class or series of shares of the Corporation junior to the Series D Preferred Stock for any period unless full cumulative dividends have been paid or contemporaneously are declared and paid or set apart for payment on the Series D Preferred Stock. Dividends on the Series D Preferred Stock may, at the option of the Corporation's Board of Directors prior to conversion, be paid in either cash or additional shares of Series D Preferred Stock and upon conversion any and all dividends will be paid in kind. Holders of Series D Preferred Stock shall not participate in excess dividends remaining following payment of all accrued and unpaid dividends owing to holders of Series D Preferred Stock.

     3. Liquidation Preference.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series D Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, after any distribution or payment is made to holders of shares of the Corporation's Series A 8% Cumulative Convertible Preferred Stock and to holders of Series B Cumulative Convertible Preferred Stock, but before any distribution or payment is made to holders of shares of Common Stock, or to holders of any other shares of the Corporation ranking junior upon liquidation to the Series D Preferred stock, liquidation distributions in the amount of One Thousand Dollars and No/100 ($1,000.00) per share, plus all accrued and unpaid dividends, if any. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make the full payment of One Thousand Dollars and No/100 ($1,000.00) per share, plus all accrued and unpaid dividends thereon, on the Series D Preferred Stock and similar payments on any other class of shares ranking on a parity with the Series D Preferred Stock upon liquidation, then the holders of the Series D Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributable amounts to which they are entitled.

     (b) After payment to the holders of the Series D Preferred Stock of the amounts set forth in subparagraph 3(a) above, the holders of Series D Preferred Stock will not be entitled to any further participation in any distribution or payment by the Corporation, and the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of shares of Common Stock in proportion to the shares of Common Stock then held by them.

     (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation that does not involve a distribution by the Corporation of cash or other property to the holders of shares of Common Stock, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, but shall be subject to the provisions of Section 6 below.

     4. Voting Rights.

     (a) Except as otherwise expressly provided herein or as required by Nevada law, the holders of Series D Preferred Stock shall not be entitled to voting rights. Upon conversion of shares of Series D Preferred Stock by holders thereof into Common Stock of the Corporation, holders (to the extent of their Common Stock) shall be entitled to voting rights pertaining to the Common Stock received upon such conversion.

     5. Conversion of Series D Preferred Stock. The holders of shares of the Series D Preferred Stock shall have the following conversion rights (collectively, the "Conversion Rights"):

     (a) Right to Convert.

     (i) Each share of Series D Preferred Stock shall be convertible commencing after forty (40) days from the date hereof, at the option of the holder thereof, at any time after the date of issuance of such share (except as to shares called for redemption as to which all conversion rights shall cease upon the redemption date unless the Corporation shall default in the payment of the redemption price), at the office of the Corporation or any transfer agent for such stock, into Common Stock determined by dividing $1,000.00 by an amount equal to the Market Price less 25% provided, however, that if the Series D Preferred Stock is converted within 90 days of the closing date, it shall be convertible by dividing $1,000.00 by an amount equal to the lesser of (a) the Bid Price on the closing date, or (b) the Market Price less 20% but in no event less than $1.60 per share of Common Stock so converted (the "Conversion Rate"). Accrued dividends shall be paid in kind simultaneously with conversion.

     Market Price shall be defined as the average closing bid prices of the Common Stock for the three (3) NASDAQ trading days immediately preceding the applicable Conversion Date (as defined below), as reported by the National Association of Securities Dealers Automated Quotation System or such other interdealer quotation system as may list the Common Stock. Each conversion shall be effected by surrendering the certificates for the Series D Preferred Stock to be converted to the Company. The date of execution by facsimile delivery to the Company or such certificate shall be defined as the "Conversion Date" provided that share certificates are delivered within three (3) business days thereafter to the Company or transfer agent.

     (b) Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to receive the same into shares of Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock as set forth in 5(a)(i), and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names into which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the date set forth in the written notice of conversion as at the Conversion Date; or if no date of surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (c) Other Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in cash or securities of the Corporation or any of its subsidiaries, if any, then in each such event provision shall be made so that the holders of shares of Series D Preferred Stock shall receive, upon the conversion thereof, the cash or securities of the Corporation that they would have received had their Series D Preferred Stock been converted into shares of Common Stock on the date of such event.

     (d) No Impairment. The Corporation will not, by amendment to its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment. No amendment shall be made to the Corporation's Articles of Incorporation that would alter or change the powers, preferences or privileges of the shares of Series D Preferred Stock so as to affect them adversely without the vote or approval of the holders of at least a majority of the outstanding shares of Series D Preferred Stock.

     (e) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

     (f) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder of shares of Series D Preferred Stock in connection with any such conversion.

     (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of issued and outstanding Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the shares of issued and outstanding Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation's Articles of Incorporation.

     (h) Fractional Shares. No fractional share of Common Stock or securities representing fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one (1) share of Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the current market value of such fraction on the date of conversion.

     (i) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books and records of the Corporation.

     (j) Adjustments. In case of any reorganization or any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series D Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series D Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Corporation's Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Series D Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Series D Preferred Stock.

     (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series D Conversion Rate pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause an independent public accountant selected by the Corporation's Board of Directors to verify such computation and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series D Conversion Rate at the time in effect and (iii) the number of shares of Common Stock that at the time would be received upon the conversion of shares of Series D Preferred Stock.

     6. Merger or Consolidation.

     (a) At any time, in the event of:

          (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that will result in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity, or

          (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's shareholders immediately prior to such sale will (by virtue of securities issued as consideration for the Corporation's sale) hold, as a result of such sale, at least fifty percent (50%) of the voting power of the purchasing entity;

(the foregoing events are individually referred to herein as a "Sales Transaction") then, subject to the rights of holders of Series A Preferred Stock, and Series B Preferred Stock, holders of the Series D Preferred Stock of record as of the date of consummation of the Sales Transaction shall be entitled to either receive, prior and in preference to any payment of consideration to the holders of Common Stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such Sales Transaction, an amount per share equal to One Thousand Dollars and No/100 ($1,000.00) per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all declared or accumulated but unpaid dividends on such shares as of the date of closing of such Sales Transaction, or convert into that number of shares of Common Stock into which such preferred shares are then convertible at the time of such transaction. In the event the proceeds of the Sales Transaction are not sufficient to make full payment of the aforesaid preferential amounts to the holders of the Series D Preferred Stock in accordance herewith, then, subject to the rights of holders of series A Preferred Stock, and Series D Preferred Stock, the entire amount payable in respect of the proposed Sales Transaction shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder. Upon completion of the payment to the holders of Series D Preferred Stock as provided above, the remaining proceeds of such Sales Transaction shall be distributed among the holders of record (as of the date of the consummation of the Sales Transaction) of shares of Common Stock in proportion to the shares of Common Stock then held. Unless otherwise consented to by the holders of a majority of the outstanding shares of Series D Preferred Stock, such payments shall be made with respect to the Series D Preferred Stock and to holders of Common Stock by purchase of such shares of Series D Preferred Stock and Common Stock by the surviving corporation, entity or person, or by redemption of such shares by the Corporation, in the discretion of the Corporation.

     (b) Any securities to be delivered to the holders of the Series D Preferred Stock pursuant to Section 6(a) above shall be valued as follows:

          (i) Securities not subject to investment letter or other similar restrictions on free marketability as provided for in subsection (ii) below:

               (A) If traded on a securities exchange or reported on the NASDAQ Small Cap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

               (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

               (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the fair market value thereof, as mutually determined by the Corporation's Board of Directors and the holders of a majority of the outstanding shares of Series D Preferred Stock.

          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate of the Corporation) shall be to make an appropriate discount from the market value determined in Section 6(b)(i)(A), (B) or (C) above to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the outstanding shares of Series D Preferred Stock.

     (c) In the event the requirements of Section 6(a) above are not complied with, the Corporation shall forthwith either:

          (i) cause such closing to be postponed until such time as the requirements of this Section 6 have been complied with, or

          (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series D Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 6(d) below.

     (d) The Corporation shall give each holder of record of Series D Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders' meeting called to approve such transaction. The notice shall describe the material terms and conditions of the impending transaction and the provisions of this Section 6, and the Corporation shall thereafter give such holders prompt notice of any material changes to the impending transaction. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes in the impending transaction as provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock.

     7. Restrictions and Limitations. So long as any shares of Series D Preferred Stock remain issued and outstanding, the Corporation shall not without the consent of the holders of a majority of the shares of Series D Preferred Stock then outstanding:

          (i) Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock of the Corporation; provided, however, that this restriction shall not apply to the repurchase of fractional shares, odd lots or shares of Common Stock from directors, officers, consultants or employees of the Corporation or any subsidiary, if any, or

          (ii) Effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock that results in the issuance of shares of stock having any preference or priority as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, that are superior to any such preference or priority of the Series D Preferred Stock, or

          (iii) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Corporation's Preferred Stock of the Corporation or the total number of shares of the Corporation's Preferred Stock designated as Series D Preferred Stock, or

          (iv) Authorize or issue, or obligate itself to issue, any other equity security senior to the Series B Preferred Stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option or rights to purchase any such equity security that is senior to, the Series D Preferred Stock. The consent of the holders of a majority of the shares of Series D Preferred Stock shall not be required if any other equity security on parity with the Series D Preferred Stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise is to be issued.

     8. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of the Corporation's Preferred Stock.

     9. Redemption. Except as set forth below, the shares of Series D Preferred Stock are not redeemable prior to April 1, 1996. On April 1, 1996, by ten (10) days prior written notice from the Corporation, the Series D Preferred Stock may be redeemed at the option of the Corporation at a redemption price of One Thousand Two Hundred Seventy Dollars and No/100 ($1,270.00) per share of Series D Preferred Stock to be redeemed, plus all accrued and unpaid dividends thereon. If less than all of the issued and outstanding shares of Series D Preferred Stock are to be redeemed, the Corporation will select those shares to be redeemed by lot or on a pro rata basis or by any other method deemed by the Corporation's Board of Directors to be equitable (with any necessary adjustments to avoid fractional shares). Any shares of Series D Preferred Stock for which a written notice of redemption has been given may be converted into shares of Common Stock at any time before the close of business on the date fixed for the redemption of such shares of Series D Preferred Stock. After the date fixed for redemption, dividents on shares of Series D Preferred Stock called for redemption shall cease to accrue, such shares shall no longer be deemed to be issued and outstanding, and all rights of the holders thereof as shareholders of the Corporation shall cease unless the Corporation defaults on the payment of the redemption price. The Series D Preferred Stock is subject to redemption at the option of the Corporation, in whole or in part, on ten (10) days prior written notice commencing at any time after January 1, 1997, at a redemption price of one hundred thirty-three percent (133%) in excess of liquidation preference, together with all accrued interest thereon.

     10. United States Dollars. All references herein to Dollars shall be deemed to refer to United States Dollars.